Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SOLARCA LLC,

MAXEON SOLAR TECHNOLOGIES, LTD.

and

solely for purposes of Section 10.14,

COMPLETE SOLARIA, INC.

Dated as of September 19, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

TABLE OF ANNEXES

Annex A	—	Certain Definitions

Annex B	—	Purchase Price Allocation Principles

Annex C	—	Protection of Patents

TABLE OF SCHEDULES

Excluded Litigation Schedule

Key Executives Schedule

Identified Employees Schedule

Other Purchased Assets Schedule

Product Permits Schedule

Purchased Contracts Schedule

Purchased Intellectual Property Schedule

Third-Party Consents Schedule

Disclosure Schedule

-v-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of September 19, 2023, by and among SolarCA LLC, a Delaware limited liability company (“Seller”), Maxeon Solar Technologies, Ltd., a Singapore public limited company (“Purchaser”) and solely for purposes of Section 10.14, Complete Solaria, Inc., a Delaware corporation (“Seller Parent”). Seller and Purchaser are sometimes referred to together as the “Parties,” and each individually as a “Party.” Capitalized terms used in this Agreement but not otherwise defined will have the meanings set forth in Annex A to this Agreement.

RECITALS

WHEREAS, Seller, a wholly-owned indirect Subsidiary of Seller Parent, engages in the Business; and

WHEREAS, Purchaser desires to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser, all of the Purchased Assets, on the terms and subject to the conditions set forth in this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, Seller hereby irrevocably assigns, conveys, sells, grants and transfers, and Seller shall cause each of its applicable Affiliates to assign, convey, sell, grant and transfer, to Purchaser and its successors and assigns, free and clear of all Encumbrances, all right, title and interest in, to and under the assets, properties, contractual rights, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, the following rights, assets and properties (other than the Excluded Assets) (collectively, the “Purchased Assets”):

(a) the Technology and Intellectual Property Rights that are listed on the Purchased Intellectual Property Schedule (collectively, the “Purchased Intellectual Property”);

(b) all of the Contracts set forth on the Purchased Contracts Schedule (collectively, the “Purchased Contracts”), including all claims or causes of action with respect to such Purchased Contracts;

(c) all Documents to the extent solely related to the Purchased Assets, Assumed Liabilities or the Business (other than the European Business), including Documents relating to products, services, marketing, advertising and promotional materials of the Business, the Business Services, the Purchased Intellectual Property, customer lists related to the Business setting forth, to the extent available, each customer’s name, address, other contact information, order history and credit level, and personnel files for Transferred Employees (subject to the prior written consent of the applicable Transferred Employee) (collectively, the “Purchased Books and Records”), but excluding the Excluded Documents;

(d) all (i) instances of marketing, sales and customer relationship management software, including Salesforce and Hubspot (collectively, the “Sales Platforms”) and (ii) the websites and social media accounts listed on the Purchased Intellectual Property Schedule;

(e) all goodwill as solely related to the Purchased Assets or the Business (other than the European Business);

(f) any rights, claims or causes of action of Seller against any Person relating to the Purchased Assets or the Assumed Liabilities, including the right to enforce all Purchased Intellectual Property and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation or unlawful use (including past infringement, misappropriation or other violation or unlawful use) of such Purchased Intellectual Property;

(g) all Business Permits;

(h) all product permits set forth on the Product Permits Schedule (collectively, the “Product Permits”); and

(i) all other assets set forth on the Other Purchased Assets Schedule.

Section 1.2 Excluded Assets. Nothing in this Agreement will be deemed to assign, convey, sell, grant or transfer to Purchaser, and Seller and its Affiliates will retain all right, title and interest in and to the following (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of Seller;

(b) all Intellectual Property Rights other than the Purchased Intellectual Property;

(c) all Contracts of Seller other than the Purchased Contracts;

(d) all rights of Seller in real property, including any real property leases;

(e) all tangible personal property not included in the Purchased Assets;

(f) all Tax refunds or credits of Seller or its Affiliates for any Pre-Closing Tax Period;

(g) all Plans of Seller or its Affiliates (and all assets of such Plans);

(h) all Excluded Documents;

(i) all insurance policies and any rights, claims or causes of action under such insurance policies; and

(j) any rights, claims or causes of action of Seller against any Person solely to the extent arising from the Excluded Assets or the Excluded Liabilities.

Section 1.3 Assumed Liabilities. Purchaser will not assume any Liabilities of Seller or any of its Affiliates except for Liabilities related to the Purchased Assets or the Transferred Employees, in each case arising after the Closing Date (collectively, the “Assumed Liabilities”), excluding, for the avoidance of doubt, the Excluded Liabilities. Except for the Assumed Liabilities, Seller will retain and be exclusively responsible for paying, performing and discharging when due, and Purchaser will not assume or have any responsibility for, any and all Liabilities of Seller.

Section 1.4 Excluded Liabilities. Seller will, and will cause any successor to, retain and be exclusively responsible for all Liabilities, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(a) all Liabilities of Seller, the Business, the Purchased Assets and the Transferred Employees, in each case arising on or prior to the Closing Date;

(b) all Liabilities arising out of, relating to or in respect of warranties for all products relating to the Business on or prior to the Closing Date;

(c) all Liabilities related to any Action, pending or otherwise, relating to the Business arising on or prior to the Closing Date, including the matters set forth on the Excluded Litigation Schedule;

(d) any successor Liabilities relating to the Business;

(e) all Liabilities with respect to any Plans or with respect to any current and former equityholders, employees (including the Transferred Employees), independent contractors, or any other Person who has invested in or served in any other capacity for Seller or any of its Affiliates, including with respect to any compensation or benefits provided to any such Person, whether provided pursuant to a Plan or any other compensation or benefit plan, program, policy or agreement or otherwise, including, for the avoidance of doubt, any Liabilities arising out of any Plans;

(f) all Excluded Taxes;

(g) all Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, fraudulent transfer or similar Laws; and

(h) all other Liabilities that are not Assumed Liabilities.

Section 1.5 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place by remote communications and by the exchange of signatures by electronic transmission (including DocuSign) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of each of the conditions set forth in Article II (other than such conditions that by their nature are to be satisfied at the Closing) or at such other place (or by means of remote communication) and date as the Parties may mutually agree in writing; provided, however, that notwithstanding the foregoing, Purchaser shall have no obligation to effect the Closing prior to September 29, 2023. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.6 Closing Deliveries.

(a) Deliveries and Actions by Seller. On the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered to Purchaser:

(i) the Purchased Assets;

(ii) the consents, waivers and approvals from third parties set forth on the Third-Party Consents Schedule, in form and substance satisfactory to Purchaser, duly executed by such third parties;

(iii) a duly executed counterpart to an assignment and assumption and bill of sale with respect to the Purchased Assets, in the form reasonably satisfactory to Purchaser and Seller (the “Bill of Sale”);

(iv) duly executed counterparts to assignments of Registered Purchased Intellectual Property and any and all other Intellectual Property Rights with respect to the Purchased Intellectual Property, in the form reasonably satisfactory to Purchaser and Seller (each, an “Intellectual Property Assignment”);

(v) a duly executed counterpart to a supply agreement, in form reasonably satisfactory to Purchaser and Seller (the “Supply Agreement”);

(vi) a duly executed counterpart to a license agreement, in form reasonably satisfactory to Purchaser and Seller (the “License Agreement”);

(vii) a duly executed counterpart to a warranty services agreement, in form reasonably satisfactory to Purchaser and Seller (the “Warranty Services Agreement”);

(viii) a duly executed IRS Form W-9 from Seller;

(ix) evidence in form and substance reasonably satisfactory to Purchaser that at least seventy-five percent (75%) of Identified Employees have (A) accepted offers of employment to become Transferred Employees (collectively, the “Offer Letters”), as evidenced with respect to each identified Employee by due execution of his or her applicable Offer Letter, and (B) duly executed copy of Purchaser’s customary form of a confidentiality, intellectual property and restrictive covenant agreement (each, a “Proprietary Information and Intellectual Property Agreement”);

(x) a certificate executed by a duly authorized signatory of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 2.2(a), Section 2.2(b) and Section 2.2(d) has been satisfied;

(xi) counterparts to an amendment to the Goldi Agreement, that is mutually satisfactory to Seller and Purchaser (the “Goldi Amendment”), duly executed by each of Seller Parent, Seller and Goldi;

(xii) counterparts to a side letter regarding a purchase order to be issued by Seller to Goldi pursuant to the Goldi Agreement for shipment of product related to the Business in the fourth fiscal quarter of 2023 (the “Goldi Side Letter”), duly executed by each of Seller Parent, Seller and Goldi;

(xiii) evidence in form and substance reasonably satisfactory to Purchaser of the recordation with the United States Patent and Trademark Office of the assignment of certain United States patents and patent applications by Flex Ltd. to Seller pursuant to that certain Patent Assignment, dated September 18, 2019, by and between Seller and Flex Ltd.; and

(xiv) Purchaser’s forms of employment agreement and confidentiality, intellectual property and restrictive covenant agreement, in each case, effective as of the Closing and duly executed by each of the key executives listed on the Key Executives Schedule.

(b) Deliveries and Actions by Purchaser. On the Closing Date, Purchaser shall execute and deliver, or cause to be executed and delivered to Seller:

(i) Consideration Shares caused to be issued or delivered by Purchaser to Seller;

(ii) a duly executed counterpart to each Intellectual Property Assignment;

(iii) a duly executed counterpart to the Supply Agreement;

(iv) a duly executed counterpart to the License Agreement;

(v) a duly executed counterpart to the Goldi Amendment;

(vi) a duly executed counterpart to the Goldi Side Letter;

(vii) a duly executed counterpart to the Warranty Services Agreement;

(viii) a certificate executed by a duly authorized signatory of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 2.3(a) and Section 2.3(b) has been satisfied.

Section 1.7 Transfer of Intangible Assets through Electronic Means. For the avoidance of doubt, all Intellectual Property Rights or other intangible assets that are part of the Purchased Assets will be transferred by electronic communication by Seller to Purchaser.

Section 1.8 Consideration Shares.

(a) Consideration Shares. At the Closing, Purchaser shall issue or cause to be issued to Seller 1,100,000 MSTL Ordinary Shares (the “Consideration Shares”).

(b) Legends. The certificates or book-entry positions representing the Consideration Shares will include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable securities Laws or by MSTL):

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO MAXEON SOLAR TECHNOLOGIES, LTD. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Section 1.9 Transfer Taxes. Purchaser and Seller will each be responsible for paying one-half of any Transfer Taxes. The Parties will cooperate with each other to the extent reasonably requested and permitted by applicable Law to minimize any such Transfer Taxes and to file any Tax Returns with respect to such Transfer Taxes that are required to be filed. The Parties further agree that any Purchased Assets that constitute Software will be delivered by remote telecommunications in compliance with the exemption from California sales and use tax under Regulation 1502(f)(1)(D) of the California Sales and Use Tax Regulations (and any comparable provisions of other applicable state sales and use tax law).

Section 1.10 Purchase Price Allocation. The consideration (including the Assumed Liabilities) delivered by Purchaser to Seller pursuant to this Agreement shall be allocated among the Purchased Assets in accordance with the Purchase Price Allocation Methodology Schedule attached hereto as Annex B (the “Purchase Price Allocation Methodology Schedule”), which the Parties acknowledge and agree is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within ninety (90) days following the Closing, Purchaser shall provide to Seller a draft allocation of the consideration (including the Assumed Liabilities), prepared in accordance with the Purchase Price Allocation Methodology Schedule. Seller shall have fifteen (15) days following receipt of such draft allocation to notify Purchaser of any disagreements or objections that Seller has to such draft allocation. If Seller does not provide such notice, Seller shall be deemed to have consented to such draft allocation. If Seller provides such notice, the Parties shall cooperate in good faith to resolve any disagreement or objection; provided that to the extent the Parties are not able to resolve any such disagreement or objection within seven (7) days, the Parties shall (i) submit such dispute to an independent accounting firm mutually agreeable to the Parties (the “Independent Accountant”), (ii) reasonably cooperate with the Independent Accountant with respect to its resolution of the draft allocation and (iii) and each bear one-half of any fees of the Independent Accountant. The Independent Accountant’s resolution of the draft allocation shall be binding on the Parties. The Parties agree not to take any position, whether on a Tax Return (including IRS Form 8594), in a Tax proceeding or otherwise, inconsistent with the purchase price allocation, as finally determined, unless required to do so by applicable Tax Laws or a “determination” as defined in Section 1313(a) of the Code; provided, however, neither Party will be obligated to litigate any challenge to the purchase price allocation by a Governmental Authority. Such purchase price allocation shall be appropriately adjusted if and when any purchase price adjustments are made pursuant to this Agreement. Purchaser and Seller shall cooperate in the joint preparation of IRS Form 8594 (and any supplement thereto) on a basis consistent with such purchase price allocation.

Section 1.11 Tax Withholding. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or other applicable Law. Any amounts so deducted or withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.12 Bulk Transfer Laws. Seller will be responsible for complying with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser. Any Loss or Liability suffered by Seller or Purchaser as a result of the failure of Seller to comply with the provisions of any bulk sales law applicable to the sale of the Purchased Assets to Purchaser as contemplated by this Agreement are considered to be Excluded Liabilities and shall be borne by Seller.

Section 1.13 Further Actions.

(a) If, after the Closing Date, Purchaser identifies any Purchased Asset that was not delivered on the Closing Date, Seller shall promptly deliver to Purchaser or cause to be delivered to Purchaser such Purchased Asset without any further compensation and, until such Purchased Asset is so delivered, notwithstanding anything to the contrary contained herein, such Purchased Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for all purposes hereunder. After the Closing Date and until all such assets are transferred to Purchaser, Seller shall (i) use its commercially reasonable efforts to promptly obtain any registration, permit, authorization, consent or approval of any Person that may be deemed necessary, proper or appropriate for delivery of such assets, (ii) hold such assets in trust for Purchaser, (iii) comply with the terms and provisions of or relating to such assets as agent for Purchaser for Purchaser’s benefit, (iv) use commercially reasonable efforts to cooperate with Purchaser in any reasonable and lawful arrangements, in any case reasonably satisfactory to Purchaser, designed to provide the benefits of such assets to Purchaser and (v) enforce any rights of Seller under or arising from such assets against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Purchaser.

(b) Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Purchaser in the Purchased Assets, and the applicable consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset.

Section 1.14 Appointment. After the Closing, in the event that Purchaser is unable, after reasonable notice to Seller, for any reason whatsoever, to secure Seller’s signature to any document that Seller is required to execute pursuant to this Agreement to vest, secure, perfect, protect or enforce the rights and interests of Purchaser in and to the Purchased Assets, Seller hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents as Seller’s agents and attorneys-in-fact, to act for and on its behalf (and in place of Seller), to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Seller.

Section 1.15 Back-up License. If Seller retains any right or interest in any Purchased Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser on the Closing Date, Seller hereby grants, and agrees to grant and cause to be granted, to Purchaser, as of the Closing Date, a perpetual, irrevocable, royalty free and fully paid-up, transferable, sublicensable (through multiple tiers), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise exploit and commercialize, and exercise and practice all rights in, to and under the Purchased Intellectual Property. For the avoidance of doubt, nothing in this Section 1.15 shall be deemed to grant Purchaser any license to any Technology or Intellectual Property Rights of Seller that is not Purchased Intellectual Property.

ARTICLE II

CONDITIONS TO CLOSING

Section 2.1 Conditions to Obligations of Both Parties. The obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver, in whole or in part, by the Party whose benefit such conditions exists in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of the following condition:

(a) No Law; Order. There is no Law in effect or Order from a Governmental Authority in existence that would have the effect of prohibiting, enjoining or restraining the consummation of the Closing.

Section 2.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) Each of the representations and warranties of Seller contained in Article III (other than the Fundamental Representations) is true and correct (without giving effect to any materiality or Material Adverse Effect qualification contained therein, except for the term “Material Adverse Effect” as used in Section 3.12 and the term “Material Contracts” as used in Section 3.14) as of the date hereof and the Closing Date (or, if made as of a specified date, as of such date) in all material respects.

(ii) Each of the Fundamental Representations is true and correct as of the date hereof and the Closing Date (or, if made as of a specified date, as of such date) in all respects other than de minimis inaccuracies.

(b) Covenants. The covenants, obligations and agreements contained in this Agreement to be complied with by Seller have been complied with in all material respects (without giving effect to any materiality qualification contained therein) to the extent required to be complied with by Seller on or prior to the Closing Date.

(c) Closing Deliveries. Seller has delivered to Purchaser the documents and other items required to be delivered by Seller pursuant to Section 1.6(a) (Deliveries and Actions by Seller).

(d) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Release of Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full, and Seller shall have delivered to Purchaser: (a) written evidence in form and substance reasonably satisfactory to Purchaser of the release of such Encumbrances, including, without limitation, a duly filed UCC-3 termination statement with respect to the Encumbrances in favor of Venture Lending & Leasing VI, Inc. and Venture Lending & Leasing V, Inc. and (b) for the purposes of any Encumbrance on any of the Purchased Intellectual Property in favor of Kline Hill Partners Fund LP, Ocean II PLO LLC, Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC, lien releases in a form suitable for recording at the United States Patent and Trademark Office.

Section 2.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver, in whole or in part, by Seller in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article IV is true and correct as of the Closing Date (or, if made as of a specified date, as of such date) in all material respects.

(b) Covenants. The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser have been complied with in all material respects to the extent required to be complied with by Purchaser on or prior to the Closing Date.

(c) Closing Deliveries. Purchaser has delivered to Seller the shares, documents and other items required to be delivered by Purchaser pursuant to Section 1.6(b) (Deliveries and Actions by Purchaser).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser that each of the following statements is true and correct as of the date hereof and the Closing Date (or, if made as of a specified date, as of such date):

Section 3.1 Organization; Good Standing; Qualification. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware, and all other states where Seller is operating the Business, (b) is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such licensing or qualification, and (c) has full corporate power and authority to own, lease and operate the Purchased Assets, and to carry on the Business as currently conducted.

Section 3.2 Authority. Seller has the full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action required of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and when executed, each of the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and each other Transaction Document when executed will constitute, the valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms (assuming due authorization, execution and delivery by each other party hereto and thereto), subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3 No Conflict; Consents.

(a) The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller, the Business or the Purchased Assets; (iii) except as set forth on the Third-Party Consents Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a breach under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Purchased Contract, Business Permit or Product Permit to which Seller is a party or which the Business is bound or to which any of the Purchased Assets are subject; or (iv) result in the creation or imposition of any Encumbrance on the Purchased Assets.

(b) No consent, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.4 Title; Sufficiency.

(a) Pursuant to an Amended and Restated Business Combination Agreement, dated as of May 26, 2023, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation and The Solaria Corporation, Seller became the successor-in-interest to the rights, title and interests of The Solaria Corporation, a Delaware corporation, including, without limitation, all rights, title and interest in and to the Purchased Assets.

(b) Seller has good and valid title to, and Seller is the exclusive legal and equitable owner of, all right, title and interest in and to the Purchased Assets and has the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature.

(c) The Purchased Assets constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable Purchaser to use, sell, license, distribute, maintain, support and otherwise commercialize or exploit the Purchased Assets immediately following the Closing in the manner in which the Purchased Assets have been since the Lookback Date and are currently developed, used, sold, licensed, distributed, maintained, supported and otherwise commercialized (and have been since the Lookback Date and are currently planned to be developed, used, sold, licensed, distributed, maintained, supported and otherwise commercialized). The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Purchaser possession of, and the right to use, all the assets that are used or held for use in connection with or (other than any general and administrative business functions of Seller not specific to the Business or the Purchased Assets) in support of, or necessary for or relate to, the Business (other than the European Business) as of and immediately after the Closing Date. As of the Closing, Purchaser will be entitled to the continued possession and use of all Purchased Assets. Following the consummation of the transactions contemplated hereby and by the Transaction Documents, and except as may be provided in any Transaction Document, there are no other assets, properties or rights (including, without limitation, any Excluded Assets) that are required by Seller, or that will be required by Purchaser immediately after the Closing, to conduct business in a manner substantially consistent with the manner in which Seller conducted the Business (other than the European Business) immediately prior to the Closing Date.

Section 3.5 Compliance with Laws; Business Permits.

(a) Seller in its operation of the Business and the ownership and use of the Purchased Assets complies (and has complied since the Lookback Date) in all material respects with all applicable Laws.

(b) Seller in its operation of the Business and the ownership and use of the Purchased Assets complies (and has complied since the Lookback Date) in all material respects with all applicable Anti-Corruption Laws. Neither the Business nor, to Seller’s Knowledge, any Person acting on behalf of the Business, is engaged or involved in, or has since the Lookback Date engaged or been involved in, any activities or business involving any countries, regions or Persons, that would violate any U.S. sanctions Laws in any material respect.

(c) All Permits used to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets (collectively, the “Business Permits”) have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to Business Permits and Product Permits have been paid in full. Schedule 3.5(c) of the Disclosure Schedule lists each current Business Permit, including the name of such Business Permit and its date of issuance and expiration. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, with or without notice or lapse of time or both, that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Business Permit or Product Permit.

Section 3.6 Legal Proceedings; Orders. Except as set forth on Schedule 3.6 of the Disclosure Schedule, there is not (and has not been since the Lookback Date) any Action or Order pending, threatened in writing or, to Seller’s Knowledge, otherwise threatened against, relating to or affecting the Business, Purchased Assets, the Assumed Liabilities or the Business Services. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Action. No insurance company has asserted in writing that any such Action is not covered by the applicable policy related thereto.

Section 3.7 Employees and Contractors.

(a) Except as set forth on Schedule 3.7(a) of the Disclosure Schedule, since the Lookback Date, there have been no Actions, grievances, or controversies pending, threatened in writing or, to Seller’s Knowledge, otherwise threatened against, involving any Identified Employee or otherwise involving any employment matters. To Seller’s Knowledge, none of the Identified Employees have been accused of sexual harassment or sexual misconduct by any employee or independent contractor, nor are any such accusations pending. Seller has not settled any sexual harassment or sexual misconduct Actions with respect to any Identified Employee since the Lookback Date and there are no such settlements pending. To the extent required by applicable Law, Seller has established and distributed to all Identified Employees a policy against harassment, discrimination, and retaliation, has implemented compliant procedures, and has required all Identified Employees to undergo anti-harassment training.

(b) Schedule 3.7(b) of the Disclosure Schedule lists each Business Employee’s (i) name; (ii) employer entity; (iii) duration of employment with such employer entity; (iv) annual salary; (v) hourly wage for non-exempt employees; (vi) exempt or non-exempt classification for overtime purposes; (vii) any other compensation, allowances, or incentives and other individual terms of employment; (viii) current position as well as whether he or she is currently on a disability or other leave or has been so for more than two (2) weeks during the past twelve (12) months; (ix) vacation accrual rate; (x) accrued but unused vacation, expressed both in terms of the number of days and the dollar value of such days; (xi) visa type (if any); (xii) at-will status or length of notice period required in order to terminate his or her employment (taking into account requirements set out in Law and/or collective agreements); and (xiii) location (city, state, country). Except as set forth in Schedule 3.7(b) of the Disclosure Schedule, no Business Employee is entitled (whether by Law, Contract or otherwise) to any benefits, entitlement or compensation, and Seller has not made any promises or commitments to any of its current or former Business Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Seller has made available to Purchaser copies of all employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of Business Employees.

(c) Since the Lookback Date, no Business Employee has been classified as an independent contractor. Schedule 3.7(c) of the Disclosure Schedule lists each independent contractor providing services to the Business, including such contractor’s (i) name; (ii) title; (iii) first date of service and term of engagement; (iv) current compensation package (e.g., payment rate); (v) location (city, state country); (vi) a description of services provided; (vii) average number of hours worked for the Business each week; (viii) period of notice for termination; and (ix) whether Seller has any employees who also perform the same function/roles.

(d) To the Knowledge of Seller, no current or former employee or contractor of the Business has violated any confidentiality or proprietary information agreement or any restrictive covenant agreements. Since the Lookback Date, Seller has not brought an Action against any current or former employee or contractor of the Business for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements, and no third party has brought any such Action against Seller or, to the Knowledge of Seller, any current or former employee or contractor of the Business.

(e) Except as set forth on Schedule 3.7(e) of the Disclosure Schedule, with respect to the Business Employees or the Business: (i) there are no collective bargaining agreements or other contracts or relationships with any labor or trade union, works council, labor organization or similar entity (collectively, “Labor Agreements”), (ii) no labor organization or group of employees has filed any representation or petition certification application or made any written or oral demand for recognition, (iii) no union organizing or decertification efforts are or have been underway, threatened in writing or, to the Knowledge of Seller, otherwise threatened and no other question concerning representation exists, (iv) there are and have been no labor relations problems (including any past, current, threatened in writing or, to the Knowledge of Seller, otherwise threatened strikes, work stoppages, slowdowns or other concerted labor activities), (v) there are no workers’ compensation liabilities or matters other than fully insured workers’ compensation claims incurred in the ordinary course of business, (vi) there are no unfair labor practice charges or complaints pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened against Seller, (vii) to the Knowledge of Seller, no Business Employee has committed any act or omission giving rise to any Liability against Seller and (viii) there is no Liability to any current or former Business Employee by way of damages or compensation for loss of office or employment or for redundancy or unfair, constructive or wrongful dismissal or for other grounds.

(f) With respect to Business Employees and the Business, Seller has at all times been in compliance in all material respects with all applicable Laws respecting employment, including, but not limited to, labor, wages, vacation, accruals, hours, overtime, leaves of absence, human rights, equal opportunity, pay equity, accessibility, fair labor standards, employment standards, non-discrimination, workers compensation, occupational health and safety, labor relations, collective bargaining, immigration, restrictive covenants, classification (as overtime exempt or as an independent contractor) and the payment of social security and other payroll taxes.

(g) With respect to the Business Employees and the Business, Seller has experienced no collective redundancies, “mass layoffs,” “group terminations,” or “plant closings” or comparable event as defined by the Workers Adjustment and Retraining Notification Act or similar foreign, state, or local Law (the “WARN Act”), nor has Seller been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such legal requirement. No employee or Seller has experienced an “employment loss” as defined in the WARN Act in the ninety (90) days immediately preceding the Closing Date.

(h) With respect to each Identified Employee and the Business, Seller has complied with all immigration Laws, including any applicable mandatory E-Verify obligations. Seller has maintained Form I-9’s for all current and former Business Employees in accordance with applicable Laws. To the Knowledge of Seller, each Identified Employee is authorized to work in the United States.

Section 3.8 Intellectual Property.

(a) The Business Services perform substantially in accordance with the functional specifications and documentation provided to customers of the Business.

(b) Schedule 3.8(b) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts pursuant to which Seller is obligated to pay royalties, fees, commissions or other amounts (other than sales commissions paid to any Business Employee according to Seller’s standard commissions plan) for the license or distribution of Seller Software or other Business Service or the use of any Purchased Intellectual Property.

(c) Schedule 3.8(c) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Purchased Intellectual Property, including (i) the jurisdiction under which each item of Registered Purchased Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, (ii) any other Person that has an ownership interest in such item of Registered Purchased Intellectual Property and the nature of such ownership interest, (iii) any actions that must be taken within ninety (90) calendar days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Purchased Intellectual Property, including to avoid prejudice to, impairment or abandonment of such Registered Purchased Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances) and (iv) all unregistered trademarks included in the Purchased Intellectual Property. Each of the Registered Purchased Intellectual Property is valid, enforceable and subsisting. No Registered Purchased Intellectual Property has expired, lapsed or been abandoned or deemed withdrawn according to the applicable Governmental Authority. To the Knowledge of Seller, there are no facts, circumstances, or information that would, or would reasonably be expected to, render any of the Registered Purchased Intellectual Property invalid or unenforceable.

(d) Seller solely and exclusively owns all right, title and interest in and to all Purchased Intellectual Property free and clear of any Encumbrances. All Purchased Intellectual Property owned is fully transferable and licensable by Seller, in each case, without restriction and without payment to any Person. All Licensed Intellectual Property Rights are validly licensed to Seller pursuant to an Inbound Intellectual Property Contract. The Purchased Intellectual Property and Licensed Intellectual Property Rights constitutes all of the Technology and Intellectual Property Rights necessary and sufficient to enable Seller to develop, deliver, make available and otherwise distribute the Business Services and to otherwise enable Seller to conduct the Business as currently conducted. There are no facts, circumstances or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of Purchaser to use, practice and otherwise exploit the Purchased Intellectual Property upon the Closing in the same manner as currently used, practiced and otherwise exploited by Seller in the Business.

(e) Schedule 3.8(e) of the Disclosure Schedule is a complete and accurate list of any Contract relating to the development, use or enforcement of any Purchased Intellectual Property, including any settlement, consent, cross-license, co-existence, acquisition, divestiture, development or similar agreement.

(f) Schedule 3.8(f) of the Disclosure Schedule is a complete and accurate list of (i) each Outbound Intellectual Property Contract, other than non-exclusive licenses to customers under Seller’s standard form sales contract used in the Business, the form of each of which has been made available to Purchaser; and (ii) each Inbound Intellectual Property Contract, other than non-exclusive, internal use, object code software licenses granted to end user customers in the ordinary course of business consistent with past practice.

(g) Each Person who is or was a founder or an employee, officer, director, contractor or consultant of Seller and who is or was involved in the creation or development of any Purchased Intellectual Property has signed an enforceable agreement containing (i) terms for such Person to maintain in confidence all confidential or proprietary information received by them in the course of their employment by or engagement with Seller and (ii) a valid and effective assignment to Seller of all Intellectual Property Rights in such Person’s contribution to any Intellectual Property Rights and Technology created, developed, conceived or invented by such Person in the course and scope of such Person’s employment by or engagement with Seller (each, an “Invention Assignment Agreement”). Seller has made available to Purchaser true, correct and complete copies of each of the Invention Assignment Agreements. No Person has retained any ownership interest in or rights to any Purchased Intellectual Property. No current or former securityholder (whether direct or indirect), officer, director or employee of Seller, and no contractor, consultant or other Person employed or engaged by or on behalf of Seller, has any claim, right (whether or not currently exercisable) or ownership interest in any Purchased Intellectual Property. No Person other than Seller has any ownership interest in or exclusive rights to any Business Services or other Purchased Intellectual Property or any improvements thereto. There are no facts, circumstances or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of Purchaser to use, practice and otherwise exploit the Purchased Intellectual Property upon the Closing in the same manner as currently used, practiced and otherwise exploited by Purchaser in the Business. Seller has not received any written notice or claim: (x) challenging Seller’s sole and exclusive ownership of any Purchased Intellectual Property, or (y) suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or suggesting that any such Purchased Intellectual Property is invalid or unenforceable. No Purchased Intellectual Property is subject to any outstanding Order, nor are there any Actions against Seller or its Affiliates restricting the use, practice, sale, transfer, licensing or exploitation thereof by Seller.

(h) Neither the conduct of the Business, as previously or currently conducted or as currently proposed to be conducted, nor the exploitation of the Purchased Assets or any Purchased Intellectual Property, (i) infringes, misappropriates, dilutes, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights or Technology of any Person, or has done, will do, or contributes to any of the foregoing or (ii) constitutes, has constituted, or will constitute unfair competition or trade practices under any applicable Law. Except as set forth in Schedule 3.8(h) of the Disclosure Schedule, since the Lookback Date, (x) no Person has asserted or threatened in writing to assert or, to Seller’s Knowledge, otherwise threatened to assert or against Seller any claim of infringement, misappropriation, or other violation of any Intellectual Property Rights or Technology, (y) to the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Purchased Intellectual Property Rights or Technology, and (z) Seller has not received any written notice of any actual, alleged or suspected infringement or misappropriation of any Purchased Intellectual Property Rights or Technology.

(i) Schedule 3.8(i) of the Disclosure Schedule sets forth an accurate and complete list of all Sales Platforms. Seller owns, leases, licenses or otherwise has the right to use, or have operated on its behalf, all Sales Platforms that are used in or necessary for the conduct of the Business. The Sales Platforms are free from any Malicious Code, defect, virus or programming, design or documentation error or corruption that would have a material effect on the operation or use of the Seller Software. Seller has not experienced, since the Lookback Date, any material disruption to, or material interruption in, the conduct of Business attributable to a failure or deficiency of the Sales Platforms. Seller has implemented reasonable disaster recovery plans, procedures and facilities for the Business and has implemented industry standard procedures to safeguard the security and the integrity of the Sales Platforms and to prevent the introduction of Malicious Code.

(j) No source code for any Seller Software or relating to any Purchased Intellectual Property has been disclosed, delivered, licensed or made available to any other Person who is not, as of the date of this Agreement, a current or former employee, contractor or consultant of Seller who has executed an Invention Assignment Agreement. Seller does not have any duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or make available the source code for any Seller Software or relating to any Purchased Intellectual Property to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Seller Software or relating to any Purchased Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee, contractor or consultant of Seller who has executed an Invention Assignment Agreement. The execution and performance of this Agreement will not result in a release from escrow or other delivery to a third party of any source code to Seller Software or relating to any Purchased Intellectual Property.

(k) Schedule 3.8(k) of the Disclosure Schedule contains a true, complete, and accurate list of: (i) each item of Open Source Software that is used by Seller in connection with the Business, (ii) the corresponding Open Source License pursuant to which Seller received such Open Source Software, (iii) the URL or other source from which Seller obtained such Open Source Software, (iv) whether such Open Source Software is distributed by Seller, (v) the function performed by such Open Source Software and (vi) the technical manner in which such Open Source Software communicates, links to, or otherwise interacts with any software code that is owned by Seller. All use and distribution of Seller Software, Business Services and such Open Source Software by or through Seller is in full compliance with all Open Source Licenses applicable to the use and distribution of such Seller Software, Business Services and Open Source Software. Seller has not incorporated any Copyleft Materials into any Seller Software or Business Services or used any Copyleft Materials, in each case, in a manner that requires Seller Software, Business Services, Purchased Intellectual Property, or any portion of any of the foregoing, to be subject to a Copyleft License or requires or would require Seller, Purchaser or any of their Affiliates to grant Intellectual Property licenses or rights.

(l) Schedule 3.8(l) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts pursuant to which any Person has obtained or may obtain rights to receive any Seller Software or any Software in any Business Services in source code form through or from any escrow agent or any other Person.

(m) No funding, facilities or personnel of any Governmental Authority or any public or private university, college, hospital or other educational or research institution (each, an “Institution”) (including any funding or work performed under a Government Contract) were used, directly or indirectly, to develop or create, in whole or in part, any Purchased Intellectual Property. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Purchased Intellectual Property: (i) has performed services for any Institution during a period of time during which such employee, consultant or independent contractor was also performing services for Seller, or (ii) was or is operating under any grants from any Governmental Authority or private source or subject to any employment agreement in invention assignment or non-disclosure agreement or other obligations with any third party that could adversely affect Seller’s rights in any Purchased Intellectual Property. No Institution (x) owns or has any other rights in or to, (y) purports to own or have any other rights in or to or (iii) has any option to obtain any rights in or to, any Purchased Intellectual Property or Business Services.

(n) Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Purchased Intellectual Property.

(o) Seller has taken all measures and precautions reasonably necessary to protect the confidentiality and value of confidential and proprietary information, trade secrets and the Purchased Intellectual Property. Seller has not incorporated into any of the Purchased Assets, and Seller has not and will not disclose to Purchaser, any confidential information of any third party. To the Knowledge of Seller, there has been no unauthorized disclosure of any trade secrets included in the Purchased Intellectual Property. Seller has protected and maintained the confidentiality of, and the rights of Seller in, Seller’s confidential and proprietary information and trade secrets in accordance with industry best practices. Seller has taken steps to protect the confidential information of any Person provided to Seller in accordance with all applicable obligations of confidentiality.

(p) Schedule 3.8(p) of the Disclosure Schedule contains a true, correct and complete list of all social media accounts that Seller uses, operates or maintains related to the Business Services or the Purchased Assets, including in connection with marketing or promoting any of the Business Services. Schedule 3.8(p) of the Disclosure Schedule also lists, for each such social media account, the account name, user name, nickname, display name, handle and any other identifier registered or used by or for Seller with respect to such social media account.

(q) The Purchased Intellectual Property Schedule contains a true, correct and complete list of all registered or registrable Technology and Intellectual Property Rights that are owned, purported to be owned or exclusively licensed, in whole or in part, by Seller, in each case that are related to the Business.

Section 3.9 Data Privacy and Security. Seller, in the conduct of the Business and any transfer of Personal Data by Seller to Purchaser as part of Purchaser’s due diligence and as contemplated by this Agreement and each of the other Transaction Documents, and since the Lookback Date has been, in compliance in all material respects with applicable Data Privacy and Security Requirements, then-current Seller privacy and data security policies and procedures and all commitments in Contracts pertaining to privacy, data security and Personal Data. Seller has implemented and is in compliance with a written information security program that includes commercially reasonable physical, technical, organizational and administrative security measures to secure business data collected, held or maintained by it, or on its behalf, from and against unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use, in accordance with applicable Data Privacy and Security Requirements and industry standards. There has been no unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any business data. There have not been any allegations or Actions (whether by a Governmental Authority or any other Person) against Seller relating to Seller’s collection, use, disclosure, retention or other processing of business data or any Data Privacy and Security Requirements, in each case in the conduct of the Business. No Order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Data Privacy and Security Requirement, requiring Seller to take (or to refrain from taking) any action with respect to business data in the conduct of the Business. Seller has entered into a written agreement with each third-party service provider, vendor, and business partner as required by any Data Privacy and Security Requirements in the conduct of the Business.

Section 3.10 Financial Statements; No Undisclosed Liabilities. Schedule 3.10 of the Disclosure Schedule contains copies of (a) the audited balance sheet of Seller as at December 31, 2020, 2021 and 2022, and the related audited statements of operations and cash flows of Seller for the years then ended and (b) the unaudited balance sheet of Seller as at July 31, 2023 (the “Latest Balance Sheet”) and the related statements of operations and cash flows of Seller for the seven (7)

month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as collectively, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods presented and presents fairly, in all material respects, the financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated therein; provided, however, that such Financial Statements may not contain footnotes required by GAAP and, in the case of the Financial Statements delivered pursuant to clause (b), are subject to normal recurring and year-end adjustments that will not, individually or in the aggregate, be material to Seller. Seller has no Liabilities of any kind other than those (x) reflected in, reserved against or otherwise described in the Latest Balance Sheet, (y) incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date which individually or in the aggregate do not exceed $10,000 or (z) expenses related to the transactions contemplated herein.

Section 3.11 Purchased Books and Records. The Purchased Books and Records have been maintained in the ordinary course of the business of Seller and the Business consistent with past practices. The Seller has not identified nor does Seller have Knowledge of any material inaccuracies or other deficiencies in the Purchased Books and Records.

Section 3.12 Absence of Changes. Except as expressly contemplated by this Agreement:

(a) between the Latest Balance Sheet Date and the date of this Agreement, (i) Seller has conducted the Business only in the ordinary course of business consistent with past practice, (ii) there has not been any event, change, occurrence or circumstance that has had or is reasonably likely to have a Material Adverse Effect on the Business and (iii) Seller has not taken any action, agreed to take any action or omitted to take any action that would constitute a breach of Section 7.1 if such action or omission were taken between the Latest Balance Sheet Date and the date of this Agreement; and

(b) since the Latest Balance Sheet Date, the Business has not suffered any material damage, destruction or loss of any material property or material asset (including the Purchased Assets), whether or not covered by insurance.

Section 3.13 Taxes. (a) All material Tax Returns required to be filed on or before the Closing Date relating to the conduct of the Business or the ownership of the Purchased Assets have been timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with applicable Law; (b) all Taxes (whether or not shown on any Tax Return) relating to the conduct of the Business or the ownership of the Purchased Assets that are due and payable have (or by the Closing Date will have) been timely paid in full; (c) Seller or its Affiliates have withheld and paid (or deposited in appropriate accounts) all required withholding taxes with respect to employees, independent contractors, creditors, members, investors or other third parties in connection with the conduct of the Business or the ownership of the Purchased Assets and have complied with all information reporting requirements in connection therewith; (d) there are no waivers or agreements with respect to the extension of any statute of limitations relating to Taxes of the Business or the ownership of the Purchased Assets; (e) no claim has ever been made in writing by an authority in a jurisdiction where no Tax Returns are filed in respect of the Business or the Purchased Assets which claim has not been resolved; (f) no audit or other proceeding with respect to any Taxes or Tax Returns relating to the conduct of the Business or the ownership of the Purchased Assets is currently in progress, or has been proposed or threatened in writing; (g) Seller has not received any written notice of any Tax deficiency outstanding, proposed or assessed relating to the conduct of the Business or the ownership of the Purchased Assets; and (h) there are no Encumbrances for Taxes upon any of the Purchased Assets other than Encumbrances for Taxes not yet due and payable.

Section 3.14 Material Contracts.

(a) Schedule 3.14(a) of the Disclosure Schedule lists each following Contract (x) by which any of the Purchased Assets is bound or affected or (y) to which Seller, or its applicable Affiliate, is a party and is used with respect to the Business or the Purchased Assets:

(i) any Contract involving aggregate consideration in excess of $1,000,000 or requiring performance by any party more than one (1) year from the date hereof;

(ii) any Contract that relates to the sale, license or lease of any of the Purchased Assets;

(iii) any Contract with (A) any Business Customer or (B) any Business Supplier;

(iv) any Contract providing for any non-competition, non-solicitation, exclusive dealing, grants of exclusive rights, or prohibiting Seller or Purchaser (after the Closing) from freely engaging in business or otherwise including provisions on joint price-fixing, “most favored nation”, pricing limitations, required discounts, rights of first refusal, right of first offer, market or customer sharing, exclusivity or market classification;

(v) any Labor Agreement;

(vi) any Contract with an Identified Employee;

(vii) any Contract not executed in the ordinary course of business, not consistent with fair market terms, conditions and prices or with applicable Laws or otherwise not made on arm’s length terms and conditions;

(viii) any Contract in which Seller has agreed to purchase, “take or pay,” minimum commitments, volume requirements or similar obligations or supply a minimum quantity of goods or services;

(ix) any Contract with an uncapped guaranty, liability or indemnification for any product related to the Business;

(x) any Government Contract;

(xi) any Contract that could prohibit or delay the consummation of the transactions contemplated hereby;

(xii) any Contract relating to any Assumed Liability; and

(xiii) any Contract between or among Seller or any of its Affiliates on the one hand and any Affiliate of Seller on the other hand.

(b) Seller has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller or, to the Knowledge of Seller, any other party under any such Material Contract. To the Knowledge of Seller, each other party to each such Contract has performed in all material respects all obligations required to be performed by it under such Contract. Each Material Contract (i) is legal, valid, binding and enforceable against Seller and, to the Knowledge of Seller, against each other party to such Contract and (ii) will continue to be legal, valid, binding and enforceable on identical terms as of immediately after the Closing. Purchaser has been supplied with a correct and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto.

Section 3.15 Benefit Plans.

(a) Schedule 3.15(a) of the Disclosure Schedule contains an accurate and complete list of each Plan. Seller has provided Purchaser with a current, accurate and complete copy of each Plan and any material communication or notices to or from any Governmental Authority relating to any Plan since the Lookback Date.

(b) Neither Seller nor any of its ERISA Affiliates sponsors, maintains, or has any obligation to contribute to, or in the past has sponsored, maintained, or had any obligation to contribute to, any plan or arrangement subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA or of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code or any “multiemployer pension plan” (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413 of the Code) or any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA), and neither Seller nor any of its ERISA Affiliates has engaged in a transaction with respect to any Plan in connection with which Seller or any of its ERISA Affiliates reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(c) Each Plan that is sponsored or maintained by Seller or any of its Affiliates has been funded, administered and maintained, in form and operation, in all material respects, in compliance with its terms and all applicable Laws, including ERISA and the Code. No Action with respect to any Plan (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened.

(d) No Plan provides health, medical, accident, life insurance or other “welfare-type” benefits that is not fully-insured by a third party that is not an Affiliate of Seller. Except as required by applicable Law, no Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and Seller has no obligation to provide any such benefits. No Plan provides for severance or similar compensation or benefits.

(e) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Plan meets the requirements of Code Section 401(a) and, to the Knowledge of Seller, nothing has occurred that could adversely affect such qualification.

(f) The consummation of the transactions contemplated hereby will not, alone or in connection with any other event, accelerate the time of the payment or vesting of, or increase the amount of, or forfeiture of, compensation or benefits of any Business Employee.

(g) The consummation of the transactions contemplated hereby will not, alone or in connection with any other event, result in the payment by Seller or any Affiliate thereof of any amount or benefit to a “disqualified individual” with respect to Seller (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or be nondeductible pursuant to Section 280G of the Code. Seller has no obligation to provide, and no Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

Section 3.16 Product Liability and Recalls.

(a) Since the Lookback Date, (i) Seller has not received any material warranty claim, (ii) there is no material warranty claim pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened against the Business or Seller or any of its Affiliates, (iii) to Seller’s Knowledge, there has been no material defect in the design or manufacture of any of the products relating to the Business and (iv) each of the products related to the Business conforms and complies in all material respects with the terms and requirements of any applicable warranties and guaranties with all applicable Laws. Seller has not received any written notice of a claim alleging a material design or manufacturing defect in any of the products related to the Business, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of Seller which have not had and are not reasonably expected to result in any material liability to Seller, and, to the Knowledge of Seller, there is no basis for any such claim.

(b) Since the Lookback Date, there has not been, nor is there any written notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any product of the Business, or Action involving any product of the Business which is pending or, to the Knowledge of Seller, threatened, by any Person.

(c) None of the products related to the Business have been the subject of any voluntary or involuntary recall, post-sale warning or other similar action and no event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that would (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such products related to the Business.

Section 3.17 CFIUS. Neither Seller nor any of its Affiliates is (a) a TID U.S. business that produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies,” as defined in 31 C.F.R. Part 800.215, (b) a TID U.S. business that performs the functions as set forth in appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” or (c) a TID U.S. business that maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms are defined in 31 C.F.R. Part 800.

Section 3.18 Business Customers and Business Suppliers. Schedule 3.18-1 of the Disclosure Schedule sets forth an accurate list of the customers (including any dealers, distributors and any other applicable resellers) of the Business during the twelve (12)-month period ending December 31, 2022 (each, a “Business Customer”), along with the dollar amounts of such revenue generated from such Business Customer. Schedule 3.18-2 of the Disclosure Schedule contains an accurate list of the suppliers and service providers of the Business during the twelve (12)-month period ending December 31, 2022 (each, a “Business Supplier”), along with the dollar amounts of such spend on such Business Supplier. No Business Customer or Business Supplier who is party to a Purchased Contract has indicated in writing, or to the Knowledge of Seller, otherwise indicated that it will (a) stop, or materially decrease the rate or volume of, purchasing or supplying products or services from or to the Business or (b) request a change in terms or prices set forth in the applicable Contract between such Person and Seller.

Section 3.19 Insurance. Seller or its Affiliates maintain insurance coverage that collectively provides insurance coverage for the Business for all material risks to which Seller is exposed in the ordinary course of business. Each of the material insurance policies and all material self-insurance programs and arrangements relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”) is in full force and effect, all premiums due and payable thereon have been paid when due and Seller is not in breach or default of, and neither has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any Insurance Policy. No written notice of cancellation or termination has been received with respect to any Insurance Policy other than in the ordinary course of business consistent with past practice or such as is normal and customary in Seller’s industry.

Section 3.20 Environmental, Health and Safety Laws. To the Knowledge of the Seller, (a) Seller in its operation of the Business and the ownership and use of the Purchased Assets complies (and has complied since the Lookback Date) in all material respects with all Environmental, Health and Safety Laws; (b) there has been no release or threatened release of any Hazardous Substances with respect to the Business or the Purchased Assets or any site currently or formerly owned, leased or otherwise used by Seller in connection with the Business; (c) there have been no Hazardous Substances generated by Seller with respect to the Business or the Purchased Assets that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-

containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, stored on, any site currently or formerly owned, leased or otherwise used by Seller in connection with the Business, except for the storage of hazardous waste in compliance in all material respects with Environmental, Health and Safety Laws. Seller has made available to Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies and environmental studies or assessments, in each case with respect to the Business and the Purchased Assets.

Section 3.21 Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission or like payment in respect of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.22 Solvency and Fair Value. Seller is and, immediately after giving effect to the transactions contemplated hereby, Seller will be, Solvent. The transfer of the Purchased Assets is not being made and no obligation is being incurred by Seller in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates. The sole member of Seller has determined that the consideration payable by Purchaser for the Purchased Assets is the reasonably equivalent value for such assets.

Section 3.23 Investment Representations. Seller hereby represents that (a) Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act and (b) Seller is sophisticated, is able to fend for itself, can bear the economic risk of its investment in the Consideration Shares and has the capacity to protect its own interests in connection with the purchase of the Consideration Shares by virtue of the business or financial expertise of itself or of professional advisors to such Seller who are unaffiliated with and who are not compensated by Purchaser or any of its Affiliates, directly or indirectly. Seller is acquiring the Consideration Shares for Seller’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Consideration Shares in violation of the Securities Act, or any rule or regulation under the Securities Act. Seller is aware of MSTL’s business affairs and financial condition and has acquired sufficient information about to permit Seller to evaluate the merits and risks of Seller’s investment in MSTL and to reach an informed and knowledgeable decision to acquire the Consideration Shares. Seller understands and agrees (x) the Consideration Shares have not been registered under the Securities Act or under any state securities Laws and Seller understands the Consideration Shares constitute “restricted securities” under the Securities Act, (y) subject to limited exceptions, the Consideration Shares may be not resold without registration under the Securities Act, or unless an exemption from registration is available, and (z) the Consideration Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of Seller contained herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that each of the following statements is true and correct as of the date hereof and the Closing Date (or, if made as of a specified date, as of such date):

Section 4.1 Organization and Good Standing. Purchaser is a legal entity duly organized, validly existing and where applicable, in good standing (to the extent such concept or a comparable status is recognized) under the Laws of its jurisdiction of organization.

Section 4.2 Authority. Purchaser has the full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action required of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and when executed, each of the other Transaction Documents will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and each other Transaction Document when executed will constitute, the valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (assuming due authorization, execution and delivery by each other party hereto and thereto), subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 4.3 No Conflict.

(a) The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser or (ii) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser.

(b) No consent, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.4 Legal Proceedings. There is not any Action pending, threatened in writing or, to Purchaser’s knowledge, otherwise threatened against Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby.

Section 4.5 Issuance of Shares. The MSTL Ordinary Shares issuable as Consideration Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the applicable state and federal securities Laws and Encumbrances created by or imposed by Purchaser or as otherwise set forth in Section 7.16 of this Agreement. Based in part on the accuracy of the representations and warranties of Seller in this Agreement and subject to filings pursuant to applicable state securities Laws, the offer, sale and issuance of Consideration Shares to be issued pursuant to and in conformity with the terms of this Agreement, will be issued in compliance with all applicable federal and state securities Laws.

Section 4.6 Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission or like payment in respect of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

EMPLOYEES AND EMPLOYEE BENEFITS

Section 5.1 Employment.

(a) Purchaser or its Affiliate shall deliver the Offer Letters to all Business Employees listed on the Identified Employees Schedule (collectively, the “Identified Employees”) effective and contingent upon the Closing Date and further contingent upon such Identified Employee’s execution of a Proprietary Information and Intellectual Property Agreement. Seller or its applicable Affiliate shall terminate the employment of each Identified Employee that receives an offer of employment from Purchaser or its Affiliate effective as of the Closing Date. Notwithstanding the foregoing, any offer made by Purchaser to an Inactive Identified Employee shall become effective contingent and only upon his or her return to active employment with Seller or its Affiliates; provided, that such Inactive Identified Employee returns to active employment within three (3) months following the Closing, or by such later date as required by applicable Law (at which time Seller and its Affiliates shall terminate the employment of such Inactive Identified Employee). Seller or any of its Affiliates shall continue to employ such Inactive Identified Employee until such time. Seller agrees to promptly notify Purchaser, or to cause Purchaser to be notified, upon receiving notice of an Inactive Identified Employee’s pending return to work. Seller shall cooperate as reasonably requested by Purchaser regarding such offers of employment. Without limiting the generality of the foregoing, Seller shall not, nor shall Seller authorize or direct or give express permission to any Affiliate, employee or any other Person to solicit or encourage any Identified Employee not to accept, or to reject, any such offer of employment. Seller shall bear any and all obligations and liabilities under the WARN Act or similar state Laws resulting from employment losses pursuant to this Section 5.1.

(b) For a period of at least one (1) year following the Closing Date, but not beyond the date on which a Transferred Employee’s employment with the Purchaser and its Affiliates following the Closing terminates (the “Continuation Period”), Purchaser shall, or shall cause one of its Affiliates to, provide to each Transferred Employee base salary and employee benefits that are substantially comparable to the base salary and employee benefits given to other employees of Purchaser or its Affiliates who perform similar roles or functions as that which the Transferred Employee is expected to perform for or on behalf of Purchaser or its Affiliates. Nothing herein shall prevent Purchaser or any of its Affiliates from terminating the employment of any Transferred Employee during the Continuation Period in compliance with applicable Law.

Section 5.2 Independent Contractors. Seller shall use commercially reasonable efforts to make those individual natural persons providing services to the Business available to Purchaser for the purpose of allowing Purchaser to interview each such contractor and determine the nature and extent of each such person’s continuation with Purchaser, if any. Further, Seller shall provide to Purchaser contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Purchaser.

Section 5.3 [Reserved].

Section 5.4 Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004 53, 2004 2 C.B. 320, (a) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (b) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees and (c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

Section 5.5 No Third-Party Beneficiaries. The provisions of this Article V are solely for the benefit of the parties to this Agreement, and no Identified Employee (including any beneficiary or dependent thereof) or any other employee shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Article V shall create such rights in any such persons. Nothing herein shall (a) guarantee employment for any period of time or preclude the ability of Purchaser or any of its Affiliates to terminate the employment of any Identified Employee at any time and for any reason, (b) require Purchaser or any of its Affiliates to continue any Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing or (c) amend any Plans or other employee benefit plans or arrangements of Seller, Purchaser or any of their respective Affiliates.

ARTICLE VI

TAXES

Section 6.1 Tax Returns; Contests. Purchaser shall file all Tax Returns for Asset Taxes that are required to be filed after the Closing. Purchaser shall send Seller a draft of all such Tax Returns that reflect any Excluded Taxes at least fifteen (15) days prior to the filing due date (or as reasonably practicable thereafter) for Seller’s review and shall consider any reasonable comments timely provided by Seller. Seller shall promptly pay over to Purchaser the portion of the Taxes shown as due on such Tax Returns that are allocated to the Pre-Closing Tax Period pursuant to Section 6.2. Purchaser shall have the sole right to control the contest and resolution of any Tax audit, examination, assessment or other administrative or court proceeding relating to Asset Taxes for the Pre-Closing Tax Period (each, a “Tax Contest”); provided, that Purchaser shall not settle, discharge, compromise, or otherwise dispose of such Tax Contest without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.2 Proration and Allocation of Taxes. Seller shall be allocated and bear all Asset Taxes attributable to any Pre-Closing Tax Period. For purposes of determining the portion of any Asset Taxes that are attributable to the Pre-Closing Tax Period, (a) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in the following clause (b)) shall be allocated to the period in which the sale, receipts or transactions giving rise to such Asset Taxes occurred and (b) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated by prorating each such Asset Tax based on the number of days in the Straddle Period that occur on or before the Closing Date, on one hand, and after the Closing Date, on the other hand.

ARTICLE VII

CERTAIN COVENANTS

Section 7.1 Seller’s Conduct of the Business Prior to the Closing. From and after the date hereof until the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Article VIII, except with the prior written consent of Purchaser:

(a) Seller shall (i) conduct the Business in the ordinary course of business consistent with past practice; (ii) preserve substantially intact the Purchased Assets; (iii) pay when due all of its Liabilities and Taxes relating to the conduct of the Business or the ownership of the Purchased Assets; and (iv) use commercially reasonable efforts to (A) retain the Identified Employees and (B) maintain good relationships with Identified Employees and other Persons having Business dealings with Seller; and

(b) without limiting the generality of the foregoing Section 7.1(a), except as expressly contemplated by this Agreement or disclosed in the Disclosure Schedule, Seller shall not, directly or indirectly, do or propose to do any of the following without the prior written consent of Purchaser, in each case with respect to the Business:

(i) cause or permit any amendment to any of its organizational documents that would have an adverse effect on the transactions contemplated hereby;

(ii) (A) sell, lease, license, transfer or otherwise dispose of, (B) impair the value of or (C) encumber, in each case any of the Purchased Assets, or grant or otherwise create or consent to the creation of any Encumbrance on any of the Purchased Assets;

(iii) abandon, dispose of or terminate any ownership rights to any Purchased Intellectual Property or otherwise permit any of their rights to any such Purchased Intellectual Property to lapse;

(iv) (A) amend or restate, terminate or cancel any Purchased Contract (other than any non-renewal or expiration of such Purchased Contract according to such Purchased Contract’s terms) or (B) enter into any Contract that, if in effect on the date hereof, would have been a Material Contract;

(v) enter into any commitment or transaction relating to the Business except in the ordinary course of business;

(vi) commence or settle any Action relating to or affecting the Business, Purchased Assets, the Assumed Liabilities or the Business Services;

(vii) incur any Liability that would constitute an Assumed Liability;

(viii) take any action or fail to take any action that would cause a Material Adverse Effect;

(ix) violate any applicable Law in the operation of the Business and the ownership and use of the Purchased Assets;

(x) (A) negotiate, modify, extend, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employee;

(xi) (A) enter into any employment or other similar agreement with any Identified Employee or any amendment to any such existing agreement, (B) grant any new severance or termination pay to any Identified Employee, (C) increase the compensation or benefits of any Identified Employee, (D) establish, adopt, amend or terminate any Plan (or any plan, policy, program, contract or arrangement that would be a Plan if in effect as of the date hereof) except as required by applicable Law, (E) terminate any Identified Employee (other than for cause) or (F) hire any employee who would have been a Business Employee;

(xii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of the Business;

(xiii) make any capital expenditures, capital additions or capital improvements relating to the Business; or

(xiv) authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

Section 7.2 No Solicitation. Until the earlier of (a) the Closing Date and (b) the termination of this Agreement pursuant to Article VIII, Seller shall not, and they shall cause its Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties which would reasonably be expected to lead to any proposal, concerning the sale of any of the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third-party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

Section 7.3 Certain Notifications. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause the conditions set forth in Section 2.2 or Section 2.3, as applicable, not to be satisfied by the Outside Date, and (b) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

Section 7.4 Access to Information. From the date hereof until the earlier of (a) the Closing Date and (b) the termination of this Agreement pursuant to Article VIII, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate the attorney-client or other legal privilege of Seller, Seller shall (i) give Purchaser and its Representatives reasonable access to (1) the Purchased Assets and Assumed Liabilities, (2) any Significant Customers, (3) Goldi and (4) IT vendors, (ii) furnish Purchaser and/or Purchaser’s Representatives with all financial, operating and other data, documents, records and other information related to the Business, the Purchased Assets and Assumed Liabilities as Purchaser may reasonably request; and (iii) allow Purchaser, upon reasonable advance notice during regular business hours, the opportunity to interview each of the Identified Employees.

Section 7.5 Cooperation. From the date hereof until the six (6)-month anniversary of the Closing Date, Seller shall reasonably assist and cooperate with Purchaser to affect an orderly transfer of the Purchased Assets and the Transferred Employees for integration and continuity of the Business following the Closing.

Section 7.6 Reasonable Best Efforts. From the date hereof until the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Article VIII, each of Seller and Purchaser shall use its respective reasonable best efforts to cause to be fulfilled and satisfied all of the other Party’s conditions to the Closing set forth in Article II.

Section 7.7 Consents. Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents from all Governmental Authorities or any other third party that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents and each Party shall cooperate fully with the other Party in promptly seeking to obtain all such consents. Neither Party shall willfully take any action that is reasonably likely to have the effect of delaying, impairing or impeding the receipt of any required consents. Any out-of-pocket or third-party costs or expenses incurred in obtaining the consents required to be obtained by Seller shall be borne solely by Seller.

Section 7.8 Name Change. Prior to the Completion Date, Seller shall cause the name of Seller and its Affiliates to be changed to remove “Solaria” therefrom. After the Completion Date, Seller agrees that it will not, and it will cause its Affiliates to not, use the “Solaria” tradename or trademarks included in the Purchased Assets (collectively, the “Business Marks”), and agrees that at no time shall Seller and its Affiliates use any tradename or trademark that is confusingly similar to any Business Mark as part of its corporate name or otherwise.

Section 7.9 Confidentiality. Each Party will observe and perform its obligations under the Confidentiality Agreement as if it were a party thereto; provided, that at the Closing, each Party accepts and agrees on behalf of its Affiliate that is party to the Confidentiality Agreement that at the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect. In connection with this Agreement and each of the other Transaction Documents, Seller acknowledges and agrees that it has and possesses Business Information. From and after the Closing, Seller agrees (for itself and on behalf of its Affiliates and respective Representatives) (a) to hold all such Business Information in confidence and to take reasonable precautions to protect such Business Information, (b) not to divulge any such Business Information or any information derived therefrom to any third party, (c) not to make any use whatsoever at any time of such Business Information except to perform its obligations under this Agreement or any of the other Transaction Documents. Without granting any right or license, the foregoing shall not apply with respect to (x) any information after five (5) years following the later of the disclosure thereof and the Closing Date, (y) any information that Seller can document is or becomes (through no improper action or inaction by Seller) generally available to the public or (z) any disclosure in accordance with Section 7.10. This Section 7.9 supersedes and replaces all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.

Section 7.10 Public Announcements. The Parties agree to consult with each other before issuing, and shall provide each other the opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement, in each case except as may be required by applicable Law, Order, court process or the rules and regulations of the SEC, any national securities exchange or national securities quotation system.

Section 7.11 Non-Competition; Non-Solicitation.

(a) As a material inducement for Purchaser to enter into and perform its obligations under this Agreement, during the Restricted Period, Seller, for itself and on behalf of its Affiliates, agrees not to, directly or indirectly, either for itself or for any other Person own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist in any manner (collectively, the “Restricted Activities”), any customer or any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in Restricted Activities competitive with the Business anywhere in the world where Seller conducts Business; provided, that (i) the ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging in any Restricted Activity solely by reason thereof, and (ii) between the Closing Date and the Completion Date, Seller and its Affiliates are permitted to (A) dispose of its modular solar cell inventory in Europe that is held by Seller as of the Closing Date and (B) fulfill warranty obligations in the form of replacement products to its customers for sales made prior to the Closing Date from inventory reserves held by Seller as of the Closing Date (the activities described in the foregoing clauses (A) and (B), collectively, the “Permitted Post-Closing European Activities”). The term “Restricted Period” means the period beginning on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date.

(b) During the Restricted Period, Seller agrees that it (i) shall not, and shall cause its Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor or otherwise) any Person employed by Purchaser at any time during the Restricted Period (including the Transferred Employees), without the prior written consent of Purchaser; provided, however, that this Section 7.11(b) shall not prohibit Seller or any of its Affiliates from conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Purchaser; and (ii) shall not, directly or indirectly, take any action to, or intended to, interfere with, disrupt or divert any business relationship (whether formed heretofore or hereafter) between Purchaser or any of its Affiliates, on the one hand, and any customer, supplier, vendor, partner or prospects of the Business, on the other hand and (iii) shall not, directly or indirectly, make any statement or take any action to, or intended to, disparage the Business or its prospects.

(c) Seller acknowledges and agrees that, in the event of a breach or alleged breach by Seller or any of its Affiliates of any of the provisions of this Section 7.11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, Purchaser or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including the extension of the Restricted Period by a period equal to (i) the length of the violation of this Section 7.11 plus (ii) the length of any court proceedings necessary to stop such violation), in each case without the requirement of posting a bond or proving actual damages.

Section 7.12 Registration Statement. Within ten (10) days following the Closing Date, Purchaser shall cause MSTL to file with the SEC (a) a registration statement on Form F-3 for resale of the Consideration Shares (the “Resale Shelf”) and (b) if necessary, a final prospectus under Rule 424 of the Securities Act pursuant to the Resale Shelf. Following the filing of the Resale Shelf with the SEC, Purchaser shall use its reasonable best efforts to direct MSTL to cause the effectiveness of the Resale Shelf to occur as soon as practicable after the Closing Date.

Section 7.13 Purchased Intellectual Property. Prior to, at or after the Closing until such time that the last-to-survive enforcement-related or protection-related provision in any Contract between Seller (or its assignee, transferee or delegate) and a Person (other than Purchaser) that relates to any of the Purchased Intellectual Property has terminated or expired, Seller shall do such acts and things, as reasonably requested by Purchaser from time to time to (a) enforce and protect, at Seller’s sole cost and expense, all of the rights and obligations of Seller (or its assignee, transferee or delegate) relating to any of the Purchased Intellectual Property (which enforcement shall not include initiating an Action for infringement) and (b) enforce and protect any of

Purchaser’s rights with respect to any of the Purchased Intellectual Property (where any of such Purchased Intellectual Property is governed by a Contract between Seller (or its assignee, transferee or delegate) and a Person (other than Purchaser)); provided, that, with respect to clause (b), to the extent that Seller is required to initiate an Action for infringement on Purchaser’s behalf under any such Contract, Purchaser shall reimburse the reasonable expenses of external counsel in initiating any such Action. Seller shall not, without Purchaser’s prior written consent, (x) amend, restate or renew any Contract that relates to any of the Purchased Intellectual Property, (y) assign or transfer, in whole or in part, any Contract that relates to any of the Purchased Intellectual Property to a Person (other than Purchaser) or (z) enter into any Contract that relates to any of the Purchased Intellectual Property.

Section 7.14 USPTO Costs. Seller shall bear any and all costs and expenses incurred by Purchaser in connection with the recordation of lien releases on any of the Purchased Intellectual Property at the United States Patent and Trademark Office.

Section 7.15 Further Assurances. Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request (prior to, at or after each Closing) for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 7.16 Trading Restrictions. The Parties agree that no more than twenty percent (20%) of the Consideration Shares shall be sold per trading day.

Section 7.17 Protection of Patents. Prior to the Closing, Seller shall continue to diligently and in good faith, at Seller’s expense, (i) meet the pending deadlines or filing requirements as set forth in Annex C hereto, and (ii) record with the applicable patent offices outside of the United States the assignment of non-United States patents and patent applications by Flex Ltd. to Seller pursuant to that certain Patent Assignment, dated September 18, 2019, by and between Seller and Flex Ltd.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have breached any of its representations and warranties contained in this Agreement or Purchaser shall have breached any of its covenants, agreements or obligations contained in this Agreement, and such breach (i) would result in the failure of a condition set forth in Section 2.2(a) or Section 2.2(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured by the earlier of: (x) the date that is thirty (30) days after the date that Seller has notified Purchaser of such failure or breach and (y) three (3) Business Days before the Outside Date; provided, that Seller is not then in breach of any of its representations, warranties, covenants or agreements such that such failure or breach would give rise to the failure of a condition set forth in Section 2.3(a) or Section 2.3(b);

(c) by Purchaser, if Seller shall have breached any of its representations and warranties contained in this Agreement or Seller shall have breached any of its covenants, agreements or obligations contained in this Agreement, and such breach (i) would result in the failure of a condition set forth in Section 2.3(a) or Section 2.3(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured by the earlier of: (x) the date that is thirty (30) days after the date that Purchaser has notified Seller of such failure or breach and (y) three (3) Business Days before the Outside Date; provided, that Seller is not then in breach of any of its representations, warranties, covenants or agreements such that such failure or breach would give rise to the failure of a condition set forth in Section 2.2(a) or Section 2.2(b);

(d) by Seller or by Purchaser, subject to Section 10.13, if the Closing shall not have occurred on or prior to December 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any covenant, agreement or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e) by Seller or by Purchaser, if an Order preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.

Section 8.2 Effect of Termination. If this Agreement and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that Section 7.9, Section 7.10, this Section 8.2, Section 8.3 and Article X shall survive the termination of this Agreement; provided, that nothing in this Section 8.2 shall be deemed to release any Party from any Liability for willful and material breach by such Party of the terms and provisions of this Agreement occurring prior to such termination.

Section 8.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. The representations and warranties of the Parties contained in this Agreement shall terminate upon the Closing, and thereafter, other than with respect to any Fraud or willful misconduct, there shall be no liability or obligation on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto. The covenants and other agreements set forth in this Agreement shall survive the Closing until fully performed in accordance with this Agreement, except for the covenants under Section 7.13, which shall survive indefinitely. The Parties intend for the survival periods in this Section 9.1 to supersede the statute of limitations otherwise applicable to such representations, warranties and covenants. For the avoidance of doubt, the obligations of Purchaser to issue the Consideration Shares shall survive the Closing.

Section 9.2 Indemnification by Seller. From and after the Closing, subject to the other provisions of this Article IX, Seller shall indemnify and defend Purchaser and its Affiliates and their respective Representatives and successors and assigns (collectively, the “Purchaser Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect or by reason of: (a) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, (b) any Excluded Asset or Excluded Liability, (c) the operation of the Business on or prior to the Closing Date, (d) any claim for Fraud or willful misconduct against Seller or (e) any Third-Party Claim involving any of the foregoing.

Section 9.3 Indemnification by Purchaser. From and after the Closing, subject to the other provisions of this Article IX, Purchaser shall indemnify and defend Seller and its Affiliates and their respective Representatives and successors and assigns (collectively, the “Seller Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect or by reason of: (a) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement, (b) any Assumed Liability, (c) any claim for Fraud or willful misconduct against Purchaser, or (d) any Third-Party Claim involving any of the foregoing.

Section 9.4 Limitations. The amount of any Losses for which indemnification is provided under Section 9.2 or Section 9.3 shall be net of (i) any amounts recovered by an Indemnitee (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (ii) any insurance proceeds, net of any costs of investigation of the underlying claim, costs of collection and the actual increase in insurance premiums attributable to such recovery under such insurance policies, received by the applicable Indemnitee as an offset against such Losses (each source of recovery referred to in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.2 or Section 9.3 is received after payment by any indemnifying party hereunder (an “Indemnifying Party”) of any amount otherwise required to be paid to the Indemnitee pursuant to Section 9.2 or Section 9.3, the Indemnitee shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 9.2 or Section 9.3 had such receipt occurred at the time of such payment. Each Indemnitee acknowledges its common law duty to mitigate damages.

Section 9.5 Procedures for Indemnification. Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Action by a third party (a “Third-Party Claim”) with respect to any matter referred to in Section 9.2 or Section 9.3, the applicable Indemnitee shall give written notice thereof to the Indemnifying Party, which notice shall include a description of the Action, the amount thereof (if known and quantifiable) and the basis for the Action, and thereafter shall keep the applicable Indemnifying Party reasonably informed with respect thereto; provided, that failure of the applicable Indemnitee to give the Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. Thereafter, the applicable Indemnitee shall deliver to the Indemnifying Party, promptly following the

Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee to the extent relating to the Third-Party Claim and reasonably necessary to the Indemnifying Party’s analysis thereof. A claim for indemnification by an Indemnitee for any matter not involving a Third-Party Claim may be asserted by notice to the Indemnifying Party. The Indemnifying Party shall have the right to control the defense and handling, and settle or compromise, of any Third-Party Claim at its sole expense; provided, that the Indemnitee shall be entitled to participate in the defense of such Action giving rise to its claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) by appointing a counsel reasonably acceptable to the applicable Indemnitee to be the lead counsel in connection with such defense; provided, that:

(a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnitee);

(b) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the Action giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects of the Indemnitee; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnitee; (v) upon written notice from the Indemnitee to the Indemnifying Party that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim with reasonable detail of the Indemnitee’s good faith justifications for such determination; and

(c) if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim.

Section 9.6 Exclusive Remedy. Other than in the case of Fraud or willful misconduct, or as expressly set forth in any other Transaction Document, each Party acknowledges and agrees that the indemnification provisions set forth in this Article IX shall be the exclusive remedy of the Parties with respect to this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance or other non-monetary injunctive relief with respect to this Agreement or any document, certificate or instrument delivered in connection herewith or therewith.

Section 9.7 Nature of Indemnification Payments. Any indemnification payment made by Seller pursuant to this Article IX shall be deemed by the Parties as an adjustment to the consideration paid by Purchaser to Seller pursuant to the terms hereof.

Section 9.8 Purchaser Acknowledgement. Purchaser acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Article III (as modified by Disclosure Schedules) or in the certificate delivered by Seller to Purchaser pursuant to Section 1.6(a)(x), neither Seller nor any of its Representatives nor any other Person acting on Seller’s behalf makes or has made, any representation or warranty of any kind, nature or description, express or implied, including any warranty of title, merchantability or fitness of any Purchased Assets for a particular purpose or with respect to the future operational performance of the Purchased Assets or Business Services.

Section 9.9 Waiver. Purchaser hereby waives, from and after the Closing, any and all rights, claims and causes of action which Purchaser may have against Seller, Seller Parent or any of their respective Affiliates or any of their respective managers, officers, directors, employees or successors arising out of, resulting from or relating to any breaches of representations and warranties contained in Article III of this Agreement; provided, however, that such waiver shall not limit the liability of a Person for a claim for Fraud or willful misconduct against such Person.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Entire Agreement. This Agreement and the other Transaction Documents, and the Annexes, Schedules and Exhibits hereto and thereto, along with the Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

Section 10.2 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that either Party may assign this Agreement may be assigned to an Affiliate of such Party or to any acquirer of such Party or of the assets to which this Agreement relates. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 10.3 Amendments and Waivers. This Agreement may not be amended, except by an instrument in writing signed by each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.4 No Third-Party Beneficiaries. Except with respect to the Purchaser Indemnitees and the Seller Indemnitees solely with respect to Article IX, each Party hereby agrees this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or received as follows: (v) if delivered in person, when delivered, (w) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (x) if sent by internationally recognized courier service or other express commercial delivery service, three (3) Business Days after dispatch from the United States or Singapore, (y) if sent by email on a day other than a Business Day or after 5:00 p.m. on a Business Day with confirmation of transmission from the sender’s email server, on the following Business Day or (z) if sent by email on a Business Day, when transmission is confirmed by the sender’s email server; provided, that such notices, requests, demands and other communications are delivered to the address set forth below (or such other address as any Party shall notify to the other Party in accordance with this Section 10.5):

(a)	if to Seller, to:

SolarCA LLC

45700 Northport Loop East

Fremont, CA 94538

Attention:  Jordan Jones

Email:    jtjones@solaria.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:  Matthew Hemington

Email:    hemingtonmb@cooley.com

(b)	if to Seller Parent, to:

Complete Solaria, Inc.

45700 Northport Loop East

Fremont, CA 94538

Attention:  Jordan Jones

Email:    jtjones@solaria.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:  Matthew Hemington

Email:    hemingtonmb@cooley.com

(c)	if to Purchaser, to:

Maxeon Solar Technologies, Ltd.

8 Marina Boulevard #05-01

Marina Bay Financial Centre

018981, Singapore

Attention:  Lindsey Wiedmann

Email:    Lindsey.Wiedmann@Maxeon.com;

  LegalNotice@maxeon.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention:  Jaclyn Liu

Email:   JLiu@mofo.com

Section 10.6 Governing Law and Jurisdiction. This Agreement is to be construed in accordance with and governed by the internal Laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the internal Laws of the State of Delaware to the rights and duties of the Parties. Any legal suit, action or proceeding arising out of or relating to this Agreement will be commenced in a federal court in the District of Delaware or in state court in the County of New Castle, Delaware, and each Party to this Agreement irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

Section 10.7 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.7. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.8 Expenses. Except as otherwise set forth herein, each Party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel and other representatives) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 10.9 No Waiver. No delay, failure or waiver by any Party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 10.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Counterparts; Exchanges by Electronic Delivery. This Agreement may be executed in any number of counterparts which may be delivered by electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and provisions of this Agreement.

Section 10.12 Interpretation. For the purposes of this Agreement, (a) words in the singular include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the table contents and headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Purchaser, material that has been made available in the Project Taurus virtual data room established by Seller in connection with this Agreement hosted by Lightserve Corporation (which shall continue to be made available from the date hereof until the Closing) prior to the date hereof (or the Closing Date, in the case of information required to be delivered or made available prior to the Closing Date); (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (o) any reference herein or in any other Transaction Document to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

Section 10.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14 Seller Parent Guaranty.

(a) Seller Parent fully, irrevocably and unconditionally guarantees to Purchaser, as a primary obligor and not merely as a surety, the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller from time to time under this Agreement (the “Seller Obligations”; such guaranty, the “Seller Parent Guaranty”). The Seller Obligations shall include Seller’s obligation to satisfy all obligations of Seller arising in connection with this Agreement, in each case, when and to the extent that, any of the same shall become due and payable or performance of, or compliance with, any of the same shall be required. Seller Parent hereby acknowledges and agrees that the Seller Parent Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance and not of collection only, and compliance by Seller of the Seller Obligations when required and otherwise due under this Agreement is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency. Seller Parent hereby waives any right to require a proceeding first against Seller. The Seller Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Seller Obligations) and shall not be subject to any discharge of Seller from any of the Seller Obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Seller Obligations). The Seller Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any such obligation or liability is rescinded or must otherwise be restored by Purchaser or any of its Affiliates upon the bankruptcy or reorganization of Seller, any of its Subsidiaries or otherwise.

(b) Seller Parent represents and warrants that: (i) it is a corporation duly incorporated, validly existing and in good standing under the applicable Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Seller Parent Guaranty; (ii) the execution and delivery by Seller Parent of this Agreement and each other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action required of Seller Parent and no other corporate proceedings on the part of Seller Parent are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby; and (iii) this Agreement has been, and when executed, each of the other Transaction Documents to which Seller Parent is a party will be duly and validly executed and delivered by Seller Parent (assuming due authorization, execution and delivery by each other party hereto and thereto), subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c) Seller Parent hereby irrevocably designates and appoints Seller and any successor thereof to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any claim by or before any Governmental Authority arising out of or in connection with this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their duly authorized representatives.

SOLARCA LLC

By:	/s/ William J. Anderson
Name:	William J. Anderson
Title:	Authorized Signatory

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their duly authorized representatives.

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ William Mulligan
Name:	William Mulligan
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their duly authorized representatives.

COMPLETE SOLARIA, INC., solely for purposes of Section 10.14

By:	/s/ William J. Anderson
Name:	William J. Anderson
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

Annex A

Certain Definitions

“Action” means any judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, dispute, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, request for equitable adjustment, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means any applicable U.S. or foreign anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business), including the Foreign Corrupt Practices Act.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon the acquisition, operation or ownership of the Purchased Assets, and excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 1.6(a)(iii).

“Business” means the development, marketing, distribution, supply and/or sale of solar cells and solar modules that have been or are currently licensed, offered, sold, marketed, distributed, made available, or under development by or on behalf of Seller, wherever operated. Notwithstanding the foregoing, the Business shall not be deemed to include the sale of installed solar energy systems that include solar modules.

“Business Customer” has the meaning set forth in Section 3.18.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or Singapore are authorized or obligated by applicable Law to close.

“Business Employee” means each employee of Seller or its Affiliates whose duties and responsibilities primarily relate to the Business.

“Business Information” means (a) confidential information relating to the Business and the Purchased Assets and (b) the terms and provisions of this Agreement and each of the other Transaction Documents.

“Business Marks” has the meaning set forth in Section 7.8.

“Business Permits” has the meaning set forth in Section 3.5(c).

“Business Services” means all products and services (including Software, if any) and other products or services that have been or are currently licensed, offered, sold, marketed, distributed, made available, or under development by or on behalf of Seller in the conduct of the Business.

“Business Supplier” has the meaning set forth in Section 3.18.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Code” means the Internal Revenue Code of 1986.

“Collateral Source” has the meaning set forth in Section 9.4.

“Competing Party” has the meaning set forth in Section 7.2.

“Competing Transaction” has the meaning set forth in Section 7.2.

“Completion Date” means June 30, 2024.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated July 14, 2023, by and between Seller Parent and MSTL.

“Consideration Shares” has the meaning set forth in Section 1.8(a).

“Continuation Period” has the meaning set forth in Section 5.1(b).

“Contract” means any contract, agreement, purchase order, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended, modified and supplemented from time to time and including all schedules, annexes and exhibits.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of the Software or other Technology subject to such license, that such Software or other Technology or other Software, or other Technology incorporated into, derived from, used or distributed with such Software or other Technology, (a) in the case of Software, be made available or distributed in source code form, (b) be licensed for the purpose of allowing the making of derivative works, (c) be licensed under terms that allow the Seller Software or Business Services or portions of the Seller Software or Business Services, or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than to the extent permitted under Law), or (d) be redistributable at no or a nominal license fee.

“Copyleft Materials” means any Software or other Technology subject to a Copyleft License.

“Data Privacy and Security Requirements” means, to the extent applicable to Seller or the conduct of the Business: (a) all applicable Laws, rules and regulations relating to the collection, storage, transmission, transfer, disclosure, use, security, retention, disposal or other processing of Personal Data; (b) the Payment Card Industry Data Security Standard (“PCI DSS”); (c) all Laws and contractual obligations relating to data loss, theft, breach of security notification obligations, the collection, storage, transmission, transfer, disclosure, use, security, retention, disposal or other processing of business data; and (d) all public statements, including all publicly posted privacy policies and notices, regarding Seller’s collection, storage, transmission, transfer, disclosure, use, security, retention, disposal or other processing of business data.

“Disclosure Schedule” has the meaning set forth in Article III.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (including installation guides, user manuals, training materials, release notes and working papers), marketing documentation (including sales brochures, flyers and pamphlets), and other similar materials, in each case whether or not in electronic form.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim, or restriction of any kind, including any restriction on or transfer or other assignment (as security or otherwise) of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing.

“Environmental, Health and Safety Laws” means, all Laws and other requirements having the force or effect of Law relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances, and all Orders having the force and effect of law issued or promulgated thereunder, and all related common law theories (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, and the Environmental Protection Act).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“European Business” means the Business as conducted by Seller and its Affiliates as of the date hereof in Europe using the brand name “TSC”.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Documents” means (a) the corporate organizational documents, minute books, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, Tax Returns and other Tax-related documents, seals, minute books, stock transfer books or similar documents of Seller, (b) any data and information the transfer of which hereunder is prohibited by applicable Law, (c) all Documents related to the sale of the Business and the negotiation of this Agreement and the other Transaction Documents, and (d) all Documents covered by attorney client privilege, work product privilege or other similar privileges.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Taxes” means (a) any Taxes of Seller and its Affiliates for any taxable period; (b) any Taxes relating to the conduct of the Business or the ownership of the Purchased Assets for any Pre-Closing Tax Period; (c) any Taxes of another Person (including Seller and its Affiliates) for which Purchaser or its Affiliates become liable as a transferee or successor, by operation of law or otherwise; and (d) any Transfer Taxes for which Seller is responsible pursuant to Section 1.9.

“Financial Statements” has the meaning set forth in Section 3.10.

“Fraud” means fraud as defined by common law under the Law of the State of Delaware with respect to the making of representations and warranties pursuant to Article III (in the case of Seller) or Article IV (in the case of Purchaser).

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Good Standing; Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict with Organizational Documents), Section 3.4 (Title; Sufficiency), Section 3.21 (Brokers) and Section 3.22 (Solvency and Fair Value).

“GAAP” means generally accepted accounting principles, consistently applied in accordance with the past practices of Seller, but only to the extent such past practices are in accordance with GAAP in the United States as promulgated by all relevant accounting authorities.

“Goldi” means Goldi Sun Private Limited, an Indian company.

“Goldi Agreement” means the Solar Module Supply Agreement, dated August 15, 2023, by and between Seller Parent and Seller, on the one hand, and Goldi Sun Private Limited, on the other hand.

“Goldi Amendment” has the meaning set forth in Section 1.6(a)(xi).

“Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement, Contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter Contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to the Business by any Governmental Authority or by a prime contractor or higher-tier subcontractor under such Contracts, or (b) by the Business under such Contracts to a subcontractor at any tier.

“Governmental Authority” means any domestic or foreign government, whether a federal, provincial, national, territorial, municipal, state or local or other political subdivision thereof or any court, administrative, regulatory or self-regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any arbitrator (public or private).

“Hazardous Substances” means any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste or substance or material defined, prohibited, regulated, or reportable pursuant to any Environmental Health and Safety Law.

“Identified Employees” has the meaning set forth in Section 5.1.

“Inactive Identified Employee” means any Identified Employee who is not actively at work (other than due to routine, short term paid time off) as of the Closing.

“Inbound Intellectual Property Contracts” means all Contracts pursuant to which any Person has licensed any Intellectual Property Rights or Technology to Seller or granted to Seller any immunity, authorization, covenant not to sue or other right with respect to any Intellectual Property Right or Technology.

“Income Taxes” means income, capital gain, franchise, branch, and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Indemnitee” means a Seller Indemnitee or a Purchaser Indemnitee.

“Institution” has the meaning set forth in Section 3.8(m).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Assignment” has the meaning set forth in Section 1.6(a)(iv).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise, whether registered or unregistered) relating to, arising from, or associated with Technology, including (a) rights with respect to domestic or foreign patents, utility models and applications, drafts and disclosures relating to any domestic or foreign patents, utility models and applications (and any domestic or foreign patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications; (b) rights with respect to ideas, creations, works of authorship, copyrightable works, all copyrights and moral rights, and all applications, registrations, and renewals in connection therewith; (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) any domestic or foreign unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing; (f) rights with respect to domain names, including registrations thereof and applications therefor; (g) trade secrets, know-how and proprietary and confidential information, including non-public information constituting or relating to Intellectual Property Rights, Technology, ideas, formulas, compositions, manufacturing and production processes, tools, technical data, design, drawings, specifications, product development, price, customer and supplier lists, pricing and marketing plans and proposals, marketing assets, policies and strategies, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors; (h) rights with respect to databases and other compilations and collections of data or information, including registrations thereof and applications therefor; (i) rights with respect to social media, blog or mobile application accounts, profiles, pages, feeds, registrations or other presences; (j) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (k) any rights equivalent or similar to any of the foregoing now known or hereafter recognized in any jurisdiction worldwide; and (l) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Invention Assignment Agreement” has the meaning set forth in Section 3.8(g).

“Knowledge of Seller” or “Seller’s Knowledge,” or any other similar knowledge qualification, means the actual knowledge of Will Anderson, Brian Wuebbels and Vikas Desai, after reasonable inquiry.

“Labor Agreements” has the meaning set forth in Section 3.7(e).

“Latest Balance Sheet” has the meaning set forth in Section 3.10.

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, treaty, Order, Permit or other legal requirement.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” has the meaning set forth in Section 1.6(a)(vi).

“Licensed Intellectual Property Rights” means all Intellectual Property Rights and Technology that are related to the Business and that are not owned by, or purported to be owned by, Seller.

“Lookback Date” means January 1, 2020.

“Losses” means losses, damages, liabilities, deficiencies, Actions, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include any punitive or exemplary damages, except to the extent any of the foregoing excluded damages are awarded to an unaffiliated third-party.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “trackware” or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing or facilitating or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware, computer system or network or other device that is managed or otherwise operated by such Seller Software, Business Services or such code, or on which such Sales Platforms, Business Services or such code is stored or installed; (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; or (c) sending information to Seller or any other Person without the user’s consent.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”), which, when considered either individually or in the aggregate together with all other Effects is, or is reasonably likely to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Business as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) conditions or effects generally affecting the economy or credit, securities, currency, commodities, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index), including any interest rates and currency exchange rates (and any changes therein); (b) any national or international political or social conditions, including the commencement, continuation or escalation of armed hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or occurrence or worsening of any pandemics or epidemics (including COVID-19); (c) weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or force majeure events; (d) changes in U.S. generally accepted accounting principles or accounting standards (or the interpretation thereof) after the date of this Agreement, (e) actual or threatened changes in any Law after the date of this Agreement, (f) any failure of the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); (g) any adverse Effect that is the result of the announcement or pendency of the transactions contemplated by this Agreement or any of the Transaction Documents (including any cancellations of or delays in customer orders, any reduction in sales, any termination or disruption in supplier, distributor, partner or similar relationships, or any loss of employees), unless such adverse Effect is a termination, disruption or loss of material sales revenue in relation to a Significant Customer or a Significant Supplier; (h) the taking of any action required by, or the inability to take any action prohibited by, this Agreement or any of the Transaction Document; (i) actions or omissions of Seller or its Affiliates that are consented to, or requested, by Purchaser or any of its Affiliates in writing; or (j) the Excluded Liabilities; provided further, however, that the exceptions referred to in clauses (a), (b), (c), (d) or (e) immediately above shall not apply if any such matter has a disproportionate effect on the Business or the business, operations, assets, condition (financial or otherwise) or prospects of the Business, taken as a whole, relative to other participants in the industry, market or geographical areas in which the Business is conducted.

“Material Contracts” means the Contracts listed on Schedule 3.14(a) of the Disclosure Schedule and, without duplication, the Purchased Contracts.

“MSTL” means Maxeon Solar Technologies, Ltd., a Singapore public limited company.

“MSTL Ordinary Shares” means the Ordinary Shares of MSTL, no par value.

“Off-the-Shelf Software” means commercially available Software, other than open source Software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of Seller, (c) that is used for business infrastructure or other internal purposes and is not incorporated or necessary for use or development of any product or services of the Seller and (d) that has been licensed for fixed payments of less than $25,000 in the aggregate or annual payments of less than $25,000 per year in the aggregate.

“Offer Letters” has the meaning set forth in Section 1.6(a)(ix).

“Open Source License” means any “free software” license, “software libre” license, “public” license, or open-source software license, including without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that meets the “Open Source Definition” (as promulgated by the Open Source Initiative) or the “Free Software Definition” (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Software” means any Software or other Technology that is subject to the terms and conditions of an Open Source License.

“Order” means any order, injunction, judgment, decree, ruling, writ, award, settlement, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Outbound Intellectual Property Contracts” means all Contracts pursuant to which Seller grants to any Person any license, immunity, authorization, covenant not to sue or other right with respect to any Intellectual Property Rights or Technology.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Parties” or “Party” has the meaning set forth in the Preamble.

“PCBs” has the meaning set forth in Section 3.20.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances, international trade certifications and similar rights obtained or required to be obtained from any Governmental Authority.

“Permitted Post-Closing European Activities” has the meaning set forth in Section 7.11(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Authority.

“Personal Data” means information related to an identified or identifiable individual, household, or device, including, but not limited to, name, street address, telephone number, e-mail address, financial account number, social security number, customer or account number, government-issued identifiers, health- and treatment-related information, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person or device, and includes personal information, personal data, health records, personal health information, and protected health information, as those terms are defined in applicable privacy and data security Laws.

“Plan” means each “employee benefit plan,” “employee pension benefit plan” or “employee welfare benefit plan” (within the meaning of Sections 3(3), 3(2) and 3(1) of ERISA, respectively) and each employment agreement, each bonus, supplemental unemployment benefit, termination pay, vacation, incentive or deferred compensation, retention, change in control, pension, retirement, savings, welfare, post-employment welfare, medical, dental, vision, life, or disability insurance, profit-sharing, severance, separation, stock purchase, stock option, stock appreciation, or other equity or equity-based incentive, fringe or other benefit plan, policy, agreement, arrangement or program, whether or not terminated, whether or not subject to ERISA, whether formal or informal, oral or written, and whether or not funded, in each case sponsored, maintained or contributed to by Seller or its Affiliates for the benefit of the Business Employees or their beneficiaries, or with respect to which Seller or any Affiliate has or could reasonably be expected to have any Liability or potential Liability with respect to the Business or any Business Employee.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period beginning before and ending on the Closing Date.

“Product Permits” has the meaning set forth in Section 1.1(h).

“Proprietary Information and Intellectual Property Agreement” has the meaning set forth in Section 1.6(a)(ix).

“Purchase Price Allocation Methodology Schedule” has the meaning set forth in Section 1.10.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Books and Records” has the meaning set forth in Section 1.1(c).

“Purchased Contracts” has the meaning set forth in Section 1.1(b).

“Purchased Intellectual Property” has the meaning set forth in Section 1.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Registered Purchased Intellectual Property” means all Purchased Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks and domain names, and all applications for any of the foregoing.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resale Shelf” has the meaning set forth in Section 7.12.

“Restricted Activities” has the meaning set forth in Section 7.11(a).

“Restricted Period” has the meaning set forth in Section 7.11(a).

“Sales Platforms” has the meaning set forth in Section 1.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Certificate” has the meaning set forth in Section 9.8.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Obligations” has the meaning set forth in Section 10.14(a).

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parent Guaranty” has the meaning set forth in Section 10.14(a).

“Seller Software” means Software owned by or developed by or for Seller for use in or in connection with the Business.

“Significant Customer” means any customer representing fifty percent (50%) or greater of purchase orders to be delivered by the Business in any given quarter.

“Significant Supplier” means any supplier representing fifty percent (50%) or greater of any Business Product or Business Services in any given quarter.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Technology embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Supply Agreement” has the meaning set forth in Section 1.6(a)(v).

“Tax” or “Taxes” means each of (a) any U.S. federal or state, local or non-U.S. income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, conservation, custom duties, capital stock, intangible property, production, license, lease, leasehold interest, capital gains, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, fee or other similar charge in the nature of a tax imposed by any taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not, and (b) any Losses in respect of any item described in clause (a) above that arises by reason of a Contract, assumption, transferee or successor liability, operation of applicable Law or otherwise, (c) any Losses for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, tax allocation agreement, or any other agreement to indemnify any other Person, and (d) any Losses incurred in connection with an Action involving any of the foregoing.

“Tax Contest” has the meaning set forth in Section 6.1.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supplemental schedules, statements or information) filed or required to be filed with a taxing authority in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials; (c) specifications, designs, models, devices, prototypes, schematics, manuals, sales tools, design tools, proposal tools and development tools; (d) Software, hardware, servers, content, and other works of authorship, including source code, object code, firmware, operating systems, specifications, data and related documentation; and (e) tangible embodiments of any of the foregoing or any Intellectual Property Rights, in any form or media whether or not specifically listed in this definition.

“Third-Party Claim” has the meaning set forth in Section 9.5.

“Transaction Documents” means this Agreement, the Bill of Sale, each Intellectual Property Assignment, the Supply Agreement, the License Agreement, the Goldi Amendment, the Goldi Side Letter, and the Warranty Services Agreement.

“Transfer Taxes” means any and all transfer (including, without limitation, for the avoidance of doubt, bulk transfer, real property, and tangible personal property), sales, use, goods and services, value added, documentary, stamp, stamp duty, mortgage, registration, license, lease, leasehold interest, deed recording fee, recording, recordation, filing, gross receipts, excise, stock, and conveyance taxes and other similar Taxes, duties, fees, or charges (including, for the avoidance of doubt, any deficiency, interest, additions to Tax, or interest and penalties with respect thereto) assessed, incurred, imposed by any taxing authority as a result of, or payable or collectible in connection with or attributable to, this Agreement or the transactions contemplated by this Agreement.

“Transferred Employee” means each Identified Employee who has accepted an Offer Letter from Purchaser or any of its Affiliates as of the Closing and who actually commences work for Purchaser or any of its Affiliates for at least three (3) Business Days following the Closing.

“Warranty Services Agreement” has the meaning set forth in Section 1.6(a)(vii).

“WARN Act” has the meaning set forth in Section 3.7(g).

Annex B

Purchase Price Allocation Principles

Annex C

Protection of Patents